Exhibit 3

DATED 16th JANUARY 2004

£285,000,000

COMMITTED FACILITIES

FOR

PRESS HOLDINGS INTERNATIONAL LIMITED

UNDERWRITTEN BY

THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND

FACILITIES AGREEMENT

THIS CREDIT AGREEMENT is made on 16th January 2004

BETWEEN

(1)        PRESS HOLDINGS INTERNATIONAL LIMITED (a company registered in Jersey with company number 86785) as the Borrower; and

(2)        THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND as the Lender.

NOW IT IS HEREBY AGREED as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                                  Definitions

All terms defined in paragraph 1 of schedule 4 shall have the meanings ascribed thereto when used in this Agreement.

1.2                                  Interpretation

This Agreement shall be construed in accordance with the provisions of paragraph 2 of schedule 4.

2.                                      THE FACILITY

Subject to the terms of this Agreement, the Lender shall make available to the Borrower a sterling revolving credit facility in an aggregate amount equal to the Commitment.

3.                                      PURPOSE

The Borrower shall apply all amounts borrowed by it under the Facility:

3.1                                  to finance the Acquisition; and

3.2                                  to discharge costs and expenses in connection with (a) the Acquisition and (b) the Facility.

4.                                      CONDITIONS OF UTILISATION

4.1                                  Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in schedule 1 in form and substance satisfactory to the Lender.

4.2                                  Conditions precedent to Utilisation

The Lender will only be obliged to permit a Utilisation if on the date of the Utilisation Request and on the proposed Utilisation Date:

4.2.1                         in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

4.2.2                         the representations and warranties repeated pursuant to clause 18.2 are true in all respects.

4.3                                  Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation 5 or more Loans would be outstanding.

5.                                      UTILISATION

5.1                                  Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than 11.00am on the proposed Utilisation Date.

5.2                                  Completion of a Utilisation Request

5.2.1                         Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                                      the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)                                   the currency and amount of the Utilisation comply with clause 5.3; and

(iii)                                the proposed Interest Period complies with clause 10.

5.2.2                         Only one Loan may be requested in each Utilisation Request.

5.3                                  Currency and amount

5.3.1                         The currency specified in a Utilisation Request must be sterling.

5.3.2                         The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of £250,000.

6.                                      REPAYMENT

6.1                                  Repayment of each Loan on the last day of Interest Period

The Borrower shall repay each Loan on the last day of its Interest Period.

6.2                                  Repayment of each Loan on the Termination Date

The Borrower shall, in addition to its payment obligations in accordance with clause 6.1, make such further repayments (if any) as may be necessary to ensure that each Loan is repaid in full on the Termination Date.

6.3                                  Mandatory repayment

Notwithstanding any other provision of this Agreement:

6.3.1                         Change of Control

if there is a Change of Control; or

6.3.2                         Flotation

if there is a Flotation; or

6.3.3                         Sale

if there is a Sale,

then the Lender may, in its sole discretion and by notice in writing to the Borrower, demand the repayment of each Loan, whereupon all outstanding Loans shall become immediately due and payable, together with all accrued interest thereon and all other sums due (including, without limitation, any Break Costs payable pursuant to clause 11.3) under the terms of this Agreement.

7.                                      PREPAYMENT

7.1                                  Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement, or to fund or maintain any Loan (or any part thereof):

7.1.1                         the Lender shall promptly notify the Borrower upon becoming aware of that event, whereupon the Commitment will be immediately cancelled; and

7.1.2                         the Borrower shall repay each Loan on the last day of the current Interest Period or, if earlier, the last day of any applicable grace period permitted by law.

7.2                                  Voluntary prepayment of Loans

The Borrower may, if it gives the Lender not less than 2 Business Days’ prior notice, prepay the whole or any part of any Loan (but, if in part, being a minimum amount of £250,000 or an integral multiple of £250,000).

7.3                                  Proceeds of disposals

7.3.1                         The Borrower shall apply the net proceeds of disposals (whether by sale, lease, transfer or otherwise) of all or any part of the assets of the Borrower in prepayment of the Loans, forthwith upon receipt of such disposal proceeds by the Borrower.

7.3.2                         If any such disposal receipts referred to in clause 7.3.1  are so received and applied at any time before the end of any relevant Interest Period, such receipts shall be held on an interest bearing deposit account with the Lender until the end of such Interest Period or, at the option of the Borrower, applied in immediate prepayment of the Loans, in which case the Borrower shall pay any Break Costs payable in accordance with clause 11.3.

7.4                                  Restrictions

7.4.1                         Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

7.4.2                         Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

7.4.3                         The Borrower shall not repay or prepay all or any part of any Loan or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

8.                                      CANCELLATION

8.1                                  Voluntary cancellation

The Borrower may, if it has given the Lender not less than 2 Business Days’ prior notice to that effect, cancel the whole or any part (being a minimum amount of £250,000 and an integral multiple of £250,000) of the Commitment.

8.2                                  Effect of notice of cancellation

Any notice of intended cancellation shall be irrevocable, shall specify the date upon which such cancellation is to be made and the amount of such cancellation.

8.3                                  No reborrowing

The Borrower shall not be entitled to redraw any amount of the Facility which has been cancelled.

8.4                                  Automatic cancellation

8.4.1                         On the Termination Date, the Commitment shall be reduced to zero.

8.4.2                         On the date of any prepayment of any Loan in accordance with the provisions of clause 7.3, the Commitment shall be reduced and cancelled by the amount of such prepayment.

8.5                                  Early cancellation fee

In the event of a cancellation, in accordance with the provisions of clause 8.1, of the whole or any part of the Facility prior to the date falling 9 months after the date of this Agreement, a fee of an amount equal to two per cent (2%) of the amount so cancelled shall be payable to the Lender on demand if such cancellation is made as a result of, or in contemplation of, the Borrower incurring financial indebtedness from a person other than the Lender to enable the Borrower to effect such cancellation.

9.                                      INTEREST

9.1                                  Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

9.1.1                         Margin;

9.1.2                         LIBOR for that Loan and that Interest Period; and

9.1.3                         Mandatory Cost, if any, for that Loan and that Interest Period.

9.2                                  Payment of interest

Accrued interest on each Loan shall be payable by the Borrower on the Termination Date, or such earlier date as the Facility is repaid and cancelled in full.

9.3                                  Default interest

9.3.1                         If the Borrower fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause

9.3.2, is two per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender.  Any interest accruing under this clause 9.3 shall be immediately payable by the Borrower on demand by the Lender.

9.3.2                         If any overdue amount consists of all or part of any Loan which became due on a day which was not the last day of an Interest Period relating to such Loan:

(i)                                      the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to such Loan; and

(ii)                                   the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent higher than the rate which would have applied if the overdue amount had not become due.

9.3.3                         Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount, but will remain immediately due and payable.

9.4                                  Notification of rates of interest

The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

10.                               INTEREST PERIODS

10.1                            Selection of Interest Periods

10.1.1                   The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

10.1.2                   Subject to this clause 10, the Borrower may select an Interest Period of one, three or six months, or any other period agreed between the Borrower and the Lender.

10.1.3                   An Interest Period for a Loan shall not extend beyond the Termination Date.

10.1.4                   Each Interest Period for a Loan shall start on the Utilisation Date.

10.1.5                   A Loan has one Interest Period only.

10.2                            Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.                               CHANGES TO THE CALCULATION OF INTEREST

11.1                            Market disruption

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on such Loan for such Interest Period shall be the rate per annum which is the sum of:

11.1.1                   the Margin;

11.1.2                   the rate which expresses as a percentage rate per annum the cost to the Lender of funding such Loan from whatever source it may reasonably select; and

11.1.3                   the Mandatory Cost, if any, applicable to such Loan.

11.2                            Alternative basis of interest or funding

11.2.1                   If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

11.2.2                   Any alternative basis agreed pursuant to clause 11.2.1 shall, with the prior consent of the Lender and the Borrower, be binding on each Party.

11.3                            Break Costs

11.3.1                   The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of any Loan or an Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for such Loan or Unpaid Sum.

11.3.2                   The Lender shall, as soon as reasonably practicable after a demand by the Lender, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.                               FEES

12.1                            Arrangement fees

The Borrower shall pay to the Lender an arrangement fee in the amount of £5,700,000 on the date of the first Utilisation.

12.2                            Commitment fee

12.2.1                   The Company shall pay to the Lender a commitment fee computed at the rate of one half of one per cent (0.5%) per annum on the Available Facility for the Availability Period.

12.2.2                   The accrued commitment fee is payable on the last day of each successive period of three months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount at the time the cancellation is effective.

12.3                            Authority to debit account

The Borrower authorises the Lender to debit any fees payable from time to time pursuant to clauses 12.1 and/or 12.2 to any account held by the Borrower with the Lender.

13.                               TAX GROSS-UP

13.1                            Grossing up of payments

If the Borrower is compelled by law to make a Tax Deduction from any sum payable hereunder:

13.1.1                   the sum so payable by the Borrower shall be increased so as to result in the receipt by the Lender of a net amount equal to the full amount expressed to be payable hereunder; and

13.1.2                   the Borrower shall, as soon as reasonably practicable, deliver to the Lender an original receipt, or a certified copy thereof, evidencing the payment by the Borrower to the appropriate authority of all amounts so required to be withheld or deducted, provided that increased amounts shall only be payable by the Borrower to the Lender under this clause 13.1 if and so long as the Lender is, and continues to be, a Qualifying Lender.

13.2                            Tax credit

If the Borrower pays any such additional amount as is referred to in clause 13.1 in respect of any such deduction or withholding and the Lender determines, in its absolute discretion, that it has received a credit or refund for any Tax payable by it, or similar benefit by reason of such deduction or withholding, the Lender will (to the extent that it can do so without prejudice to the retention of such credit or refund and to the extent that it is not unlawful or contrary to any official regulation or directive for it to do so) reimburse the Borrower with such amount (if any) as the Lender determines, in its absolute discretion, will leave the Lender (after such reimbursement) in no better or worse position than it would have been in if the Borrower had not been required to make such deduction or withholding.  The Lender shall have an absolute discretion as to the order and manner in which it claims any credit or refund available to it and, in no circumstances, shall the Lender be obliged to disclose to the Borrower (or to any other person) any information regarding its Tax affairs or Tax computations.

14.                               INCREASED COSTS

14.1                            Increased Costs

14.1.1                   Subject to clause 14.3, the Borrower shall, within three Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

14.1.2                   In this Agreement “Increased Costs” means:

(i)                                      a reduction in the rate of return from the Facility or on the overall capital of the Lender (or its Affiliates);

(ii)                                   an additional or increased cost; or

(iii)                                a reduction of any amount due and payable under this Agreement,

which is incurred or suffered by the Lender or any of its Affiliates, to the extent that it is attributable to the Lender having entered into the Commitment, or funding or performing its obligations under this Agreement.

14.2                            Increased cost claims

The Lender shall promptly notify the Borrower of its intention to make a claim pursuant to clause 14.1.

14.3                            Exceptions

Clause 14.1 does not apply to the extent that any Increased Cost is:

14.3.1                   attributable to a Tax Deduction required by law to be made by the Borrower;

14.3.2                   compensated for by the payment of the Mandatory Cost; or

14.3.3                   attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

15.                               OTHER INDEMNITIES

15.1                            Currency indemnity

15.1.1                   If any sum due from the Borrower under this Agreement (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                      making or filing a claim or proof against the Borrower; or

(ii)                                   obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall, as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (1) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (2) the rate or rates of exchange available to the Lender at the time of its receipt of that Sum.

15.1.2                   The Borrower waives any right which it may have in any jurisdiction to pay any amount under this Agreement in a currency or currency unit other than sterling.

15.2                            Other indemnities

The Borrower shall, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

15.2.1                   the occurrence of any Event of Default;

15.2.2                   a failure by the Borrower to pay any amount due under this Agreement on its due date;

15.2.3                   funding, or making arrangements to fund a Loan as requested by the Borrower in any Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

15.2.4                   a Loan (or part thereof) not being prepaid in accordance with a notice of prepayment given by the Borrower.

16.                               MITIGATION BY THE LENDER

16.1                            Mitigation

16.1.1                   The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1, clause 13 or clause 14 or paragraph 3 of schedule 3, including (but not limited to) transferring its rights and obligations under this Agreement to another Affiliate.

16.1.2                   Clause 16.1.1 does not in any way limit the obligations of the Borrower under this Agreement.

16.2                            Limitation of liability

16.2.1                   The Borrower shall indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under clause 16.1.

16.2.2                   The Lender is not obliged to take any steps under clause 16.1 if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

17.                               COSTS AND EXPENSES

17.1                            Transaction expenses

The Borrower shall promptly on demand pay the Lender the amount of all costs and expenses (including all professional fees) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of this Agreement, or any other documents referred to in this Agreement.

17.2                            Amendment costs

If (i) the Borrower requests an amendment, waiver or consent (or any of the foregoing is otherwise required) or (ii) an amendment is required pursuant to clause 23.5, the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including all professional fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

17.3                            Enforcement costs

The Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, this Agreement.

17.4                            Authority to debit account

The Borrower authorises the Lender to debit any costs and expenses payable from time to time pursuant to clauses 17.1, 17.2 and/or 17.3 to any account of the Borrower with the Lender.

18.                               REPRESENTATIONS

18.1                            Representations and warranties

The Borrower represents and warrants to the Lender that:

18.1.1                   Valid incorporation

it is a limited company duly organised, validly existing and registered under the relevant laws of the jurisdiction in which it is incorporated and has the power and all necessary governmental and other consents, approvals, licences and authorities to own its property and assets and carry on its business;

18.1.2                   Authority to perform this Agreement

it is empowered to enter into and perform its obligations under this Agreement and has taken all necessary action to authorise the execution, delivery and performance of this Agreement;

18.1.3                   Validity of obligations

no limit on the powers of the Borrower will be exceeded as a result of the financial indebtedness contemplated by this Agreement and such financial indebtedness will constitute its legal, valid and binding obligations;

18.1.4                   No resulting breach of other documents

neither the execution of this Agreement nor any borrowing under the Facility will result in any material breach by the Borrower of any provision of any deed, agreement or obligation of the Borrower;

18.1.5                   Deduction of Tax

the Borrower is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under this Agreement;

18.1.6                   No filing or stamp taxes

under the law of the jurisdiction of incorporation of the Borrower, it is not necessary that this Agreement be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Agreement or the transactions contemplated by this Agreement;

18.1.7                   No prior trading or liabilities

prior to the date hereof (other than may result from the entry into of any agreements relating to the Acquisition), the Borrower has not undertaken any trading, or entered into any contracts or commitments, or incurred any liabilities of any nature whatsoever;

18.1.8                   No Event of Default

no Event of Default has occurred and is continuing; and

18.1.9                   Monthly Management Accounts

the management accounts most recently delivered pursuant to clause 19.1.1 have been prepared with due care and attention and accurately reflect the financial position of the Borrower (including, without limitation, disclosure of all of its material liabilities (contingent or otherwise)) as at the date at which such accounts were prepared.

18.2                            Deemed repetition

All such representations and warranties shall survive the completion of this Agreement and Utilisation and, except for the representation in sub-clause 18.1.7, shall be deemed to be repeated on:

18.2.1                   the date of each Utilisation Request; and

18.2.2                   the first day of each Interest Period,

with reference to the facts and circumstances subsisting at the time at which they are repeated.

18.3                            Reliance

The Borrower acknowledges that the Lender is relying on the representations and warranties made pursuant to clauses 18.1 and 18.2.

19.                               INFORMATION UNDERTAKINGS

19.1                            Financial information

The Borrower shall:

19.1.1                   deliver to the Lender:

(i)                                      the annual audited accounts of the Borrower for each accounting reference period not later than 120 days from the end of such accounting reference period;

(ii)                                   copies of the management accounts of the Borrower for each period of 3 months following the date of this Agreement within 30 days of the end of the period to which they relate;

(iii)                                any other information material to the business or financial condition of the Borrower; and

(iv)                               material information regarding the Acquisition; and

19.1.2                   ensure that all accounts and other financial information submitted to the Lender have been prepared using accounting policies and practices in accordance with generally accepted United Kingdom accounting principles (or, in the case of Group Companies not incorporated in the United Kingdom, accounting principles generally accepted in their respective countries of incorporation).

19.2                            Notification of default

The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

20.                               GENERAL UNDERTAKINGS

The Borrower shall not, for so long as any amount is outstanding under this Agreement, without the prior written consent of the Lender:

20.1                            Restrictions on disposals

sell, transfer, lease, lend or otherwise dispose of, whether by a single transaction or a number of transactions and whether related or not, the whole or any part of its undertaking, business or assets;

20.2                            Financial indebtedness

incur any financial indebtedness other than pursuant to this Agreement;

20.3                            Loans, credits and guarantees

make any loans or grant any credit (other than normal trade credit) or give any financial guarantee or indemnity or otherwise assume any liability in respect of, or jointly with, any other person;

20.4                            Encumbrances

create or permit to subsist any Encumbrance on its undertaking, property or assets (or any part thereof);

20.5                            Material change in business

make any material change in the nature of the business carried on by the Borrower or its Subsidiaries or enter into any new or unrelated business.

21.                               EVENTS OF DEFAULT

21.1                            Events of Default

Each of the events or circumstances set out in this clause 21 is an Event of Default:

21.1.1                   Non-payment

the failure by the Borrower to pay in full, on the due date therefor, any amount payable by it under the terms of this Agreement, except where such failure results solely from a technical problem in relation to the transfer of funds for which the Borrower is not responsible and such sum is paid within 2 Business Days of the relevant due date; or

21.1.2                   Breach of other obligations

(i)                                      if there is a breach of any of the Material Provisions; or

(ii)                                   if the Borrower fails to comply with any of the other provisions of this Agreement and, if, in the opinion of the Lender (acting reasonably), such non-compliance is capable of remedy, such failure is not remedied within 14 days (or such longer period as the Lender may permit in writing) of the earlier of (a) the Borrower becoming aware of such non-compliance and (b) the Lender notifying the Borrower in writing of such non-compliance; or

21.1.3                   Misrepresentation

if any representation or warranty made in relation to the Borrower in this Agreement proves to be incorrect in any respect when made or repeated and, unless the circumstances causing such breach of representation or warranty are, in the opinion of the Lender (acting reasonably) not capable of remedy, such circumstances have not been remedied within 14 days (or such longer period as the Lender may permit in writing) of the earlier of (a) the Borrower becoming aware of such non-compliance and (b) the Lender notifying the Borrower in writing of such non-compliance; or

21.1.4                   Unlawfulness

(i)                                      if it becomes unlawful for the Borrower or any Guarantor to perform all or any of its obligations under this Agreement or the Guarantee; or

(ii)                                   this Agreement or the Guarantee is not or ceases to be legal, valid and binding in any material respect on the Borrower or any Guarantor; or

(iii)                                any steps shall validly be taken with a view to this Agreement or the Guarantee being declared void by any competent judicial authority; or

(iv)                               the admissibility, validity or enforceability of this Agreement or the Guarantee shall be contested or repudiated by the Borrower or any Guarantor; or

21.1.5                   Creditors’ proceedings

if a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any material part of the undertakings, assets, rights or revenues of the Borrower and is not discharged within 14 days; or

21.1.6                   Inability to pay debts

if:

(i)                                      the Borrower suspends payment of its debts, or is unable to pay its debts, or is deemed unable to pay its debts (within the meaning of section 123 of the Insolvency Act 1986) or, without the prior written consent of the Lender, commences negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of all or part of its financial indebtedness; or

(ii)                                   the directors of the Borrower take any step in relation to obtaining a moratorium or making a proposal for a voluntary arrangement under Part I of the Insolvency Act 1986; or

(iii)                                the Borrower enters into any composition or other arrangement with its creditors generally or any class of creditors; or

(iv)                               proceedings are commenced in relation to the Borrower under any law, regulation or procedure relating to reconstruction or readjustments of debts (save for any proceedings which are, in the opinion of the Lender (acting reasonably) frivolous or vexatious and form part of a dispute being contested on reasonable grounds and in good faith); or

21.1.7                   Insolvency proceedings

if the Borrower takes any action, or any legal proceedings are started, or other steps are taken for:

(i)                                      the Borrower to be adjudicated or found bankrupt (whether within the meaning of Article 13 of the Interpretation (Jersey) Law 1954 (as amended) or otherwise) or insolvent;

(ii)                                   the winding up or dissolution of the Borrower (save in the case of an amalgamation or reconstruction the terms of which have previously been approved in writing by the Lender) unless, in the case of the presentation of a petition for the winding up of the Borrower:

(a)                                  the Lender is of the opinion that the petition is frivolous or vexatious and forms part of a dispute being contested on reasonable grounds and in good faith; and

(b)                                 such petition is discharged prior to being advertised; or

(iii)                                the appointment of a liquidator, provisional liquidator, administrator, trustee, receiver, administrative receiver or similar officer of the Borrower of the whole or any part of their respective undertakings, assets, rights or revenues,

21.1.8                   Administration or winding-up order

if a petition is presented for the granting of an administration order under the Insolvency Act 1986 relating to the Borrower (unless the Lender is of the opinion (acting reasonably) that the petition is frivolous or vexatious and forms part of a dispute being contested on reasonable grounds and in good faith) or an order is made for the winding up of the Borrower; or

21.1.9                   Equivalent events in other jurisdictions

if any event occurs, or proceedings are taken with respect to the Borrower, in any jurisdiction to which it is subject, or in which it has assets, which has an effect equivalent to, or similar to, any one of the events mentioned in sub-clauses 21.1.6, 21.1.7 and/or 21.1.8; or

21.1.10             Cessation of business

if the Borrower ceases (except with the prior written consent of the Lender) to carry on its businesses, or shall suspend all or a substantial part of its operations, in each case where such cessation or suspension is likely to have a Material Adverse Effect; or

21.1.11             Guarantee

the liability of any Guarantor under the Guarantee is terminated or determined; or

21.1.12             Qualification of audited accounts

if the auditors of the Borrower qualify their report on any audited consolidated accounts of the Borrower in a material adverse manner; or

21.1.13             Material Adverse Effect

any event occurs or circumstances arise which will have a Material Adverse Effect.

21.2                            Rights on a default

Upon and at any time after the occurrence of an Event of Default, and for so long as the same is continuing, the Lender may, in its sole discretion, by notice in writing to the Borrower:

21.2.1                   cancel any unutilised amount of the Facility, whereupon the obligations of the Lender in respect any utilised amount of the Facility shall be reduced to zero; and/or

21.2.2                   declare the Loans to be due and payable on such date as it may specify in such notice, together with all interest, fees and other amounts payable under this Agreement (including, without limitation any Break Costs), whereupon such sums shall become immediately due and payable on such date without further demand; and/or

21.2.3                   declare the Loans to be due and payable on demand, whereupon the Loans, together with all interest thereon and other amounts payable under this Agreement shall at all times after such declaration be due and payable after first written demand by the Lender.

22.                               ASSIGNMENTS

22.1                            Benefit of Agreement

This Agreement shall be binding upon, and enure to the benefit of, each Party and each of their respective successors and assigns (whether immediate or derivative).  The Borrower shall not be entitled to assign any of its rights, benefits or obligations under this Agreement.  Following receipt of the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed), the Lender may assign all or any part of its rights and benefits hereunder to any person which is a Qualifying Lender.

22.2                            Effect of permitted assignment

In the event of any assignment permitted in accordance with the provisions of clause 22.1, with effect from the assignee giving notice thereof to the Borrower, the assignee shall, as regards the Borrower, be substituted for the assignor (to the extent of the rights assigned) for all the purposes hereof and shall have the same rights against the Borrower as it would have had if it had been a Party as the Lender.

22.3                            Disclosure of information to potential assignee

The Lender may disclose to a potential assignee or sub-participant such information about the Group and its business, property, assets and undertaking as shall have been made available to it in connection with the Facility, on the basis that such potential assignee or sub-participant is required to treat as confidential all such information which is confidential and to use such confidential information solely for the purpose of and in connection with the proposed assignment or sub-participation.

23.                               PAYMENT MECHANICS

23.1                            Payments to the Lender

23.1.1                   On each date on which the Borrower is required to make a payment under this Agreement, the Borrower shall make the relevant amount available to the Lender for value on the due date in sterling.

23.1.2                   Payment shall be made to such account as the Lender specifies.

23.2                            Business Days

If any date for payment of any sum is not a Business Day, then such payment shall be made on the next following Business Day or, if that Business Day would fall in the following month, such payment shall be made on the preceding Business Day.

23.3                            Payments to be made without deduction

All payments to be made by the Borrower in respect of the Facility (whether of principal, interest, fees or otherwise) shall be made free and clear of, and without any deduction for, or on account of, any set-off or counterclaim or, except to the extent compelled by law, any deduction on account of any Taxes.

23.4                            Currency of account

Subject to clause 23.5, sterling is the currency of account and payment for any sum due from the Borrower under any this Agreement.

23.5                            Change of currency

23.5.1                   Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                      any reference in this Agreement to, and any obligations arising under this Agreement in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(ii)                                   any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

23.5.2                   If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London inter-bank market and otherwise to reflect the change in currency.

24.                               SET-OFF

The Lender may set off any matured obligations due from the Borrower under this Agreement (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Lender may convert either obligation at a market rate in its usual course of business for the purpose of the set off.

25.                               NOTICES

25.1                            Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

25.2                            Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is:

25.2.1                   in the case of the Borrower:

20 St James Street

3rd Floor

Sweden House

London

SW1A 1ES

Facsimile no:	020 7413 0917

Attention:	Phil Peters and Michael Seal

25.2.2                   in the case of the Lender:

Bank of Scotland
New Uberior House
11 Earl Grey Street
Edinburgh
EH3 9BN

Facsimile no:	0131 659 0681

Attention:	Andrew Craig

or any substitute address, fax number or department or officer as one Party may notify the other Party by not less than five Business Days’ notice.

25.3                            Delivery

25.3.1                   Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective (subject to clause 25.3.2):

(i)                                      if by way of fax, when received in legible form; or

(ii)                                   if by way of letter, when it has been left at the relevant address or three Business Days after being deposited in the post, postage prepaid, in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under clause 25.2, if addressed to that department or officer.

25.3.2                   Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender, expressly marked for the attention of the department or officer specified in clause 25.2 (or any substitute department or officer as the Lender shall specify for this purpose).

26.                               CALCULATIONS AND CERTIFICATES

26.1                            Accounts

In any litigation or arbitration proceedings arising out of or in connection with this Agreement, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

26.2                            Certificates and determinations

Any certification or determination by the Lender of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

26.3                            Day count convention

Any interest, commission or fee accruing under this Agreement will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days.

27.                               PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

28.                               REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

29.                               THIRD PARTY RIGHTS

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

30.                               COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

31.                               PUBLICITY

Neither the Borrower nor the Lender will issue any press release or give any publicity relating to this Agreement without the prior written consent of the other Party.

32.                               GOVERNING LAW

This Agreement is governed by English law.

33.                               JURISDICTION

33.1                            English law

This Agreement shall be governed by, and construed in accordance with, the laws of England.

33.2                            Jurisdiction

The Borrower irrevocably agrees for the benefit of the Lender that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes which may arise out of, or in connection with, this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.

33.3                            Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

33.3.1                   irrevocably appoints Marco Compagnoni of Lovells, Atlantic House, Holborn Viaduct, London EC1A 2FG (facsimile number 020 7296 2001) as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

33.3.2                   agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

Conditions precedent

1.                                       The Guarantee duly executed by each Guarantor thereunder.

2.                                       A certified copy of the certificate of incorporation and memorandum and articles of association of the Borrower.

3.                                       A certified copy of the resolutions of the board of directors of the Borrower authorising the entry into of this Agreement.

4.                                       Bank mandates (together with related account opening documentation) in favour of the Lender.

5.                                       A legal opinion (relating to the status and capacity of the Borrower to enter into this Agreement) prepared by Mourant Du Feu & Jeune in form and substance satisfactory to the Lender.

SCHEDULE 2

Utilisation Request

From:                  [•Borrower]

To:                              The Governor and Company of the Bank of Scotland

Dated:  •       200•

Dear Sirs

[•NEWCO] LIMITED – £285,000,000 credit agreement dated • 2004 (the “Agreement”)

1.                                 We refer to the Agreement.  This is a Utilisation Request.  Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.                                 We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[•DATE] 200• (or, if that is not a Business Day, the next Business Day)
Amount:	£•
Interest Period:	•

3.                                 We confirm that each condition specified in clause 4.2 is satisfied on the date of this Utilisation Request.

4.                                 The proceeds of such Loan should be credited by way of telegraphic transfer to [•account].

5.                                 This Utilisation Request is irrevocable.

Yours faithfully

Authorised signatory for
•Borrower

SCHEDULE 3

Mandatory Cost formula

1.                                       The Mandatory Cost is an addition to the interest rate to compensate the Lender for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                       On the first day of each Interest Period (or as soon as possible thereafter) the Lender shall calculate the Mandatory Cost in accordance with the paragraphs set out below.  The Mandatory Cost will be expressed as a percentage rate per annum.

3.                                       If the Lender is lending from a facility office in a Participating Member State, the Mandatory Cost will be the percentage rate certified by the Lender to be its reasonable determination of the cost (expressed as a percentage of the Loans) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that facility office.

4.                                       If the Lender is lending from a facility office in the United Kingdom the Mandatory Cost will be calculated as follows:

per cent per annum

Where:

A                                             is the percentage of eligible liabilities (assuming these to be in excess of any stated minimum) which the Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B                                             is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in clause 9.3.1) payable for the relevant Interest Period on the Loan.

C                                             is the percentage (if any) of eligible liabilities which the Lender is required from time to time to maintain as interest bearing special deposits with the Bank of England.

D                                             is the percentage rate per annum payable by the Bank of England to the Lender on interest bearing special deposits.

E                                               is designed to compensate the Lender for amounts payable under the Fees Rules and is the rate of charge payable by the Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose as being the average of the Fee Tariffs applicable to the Lender for that financial year) expressed in pounds per £1,000,000 of the Tariff Base of the Lender.

5.                                       For the purposes of this schedule 3:

5.1                                 “eligible liabilities” and “special deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

5.2                                 “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

5.3                                 “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

5.4                                 “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                       In application of the above formulae, A, B, C and D will be included in the formula as percentages (i.e. 5 per cent will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.                                       Any determination by the Lender pursuant to this schedule 3 in relation to a formula, the Mandatory Cost or any amount payable to the Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

8.                                       The Lender may from time to time, after consultation with the Borrower, determine and notify to all Parties any amendments which are required to be made to this schedule 3:

(i)                                     in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions); or

(ii)                                  to reflect any change in market practice relating to the charging of mandatory costs to borrowers (as reflected in the formulae published by the Loan Market Association)

and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 4

Definitions and interpretation

1.                                      DEFINITIONS

In this Agreement:

“Acquisition” means the acquisition by the Borrower, or a Subsidiary of the Borrower, of the shares of the Target;

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Availability Period” means the period from and including the date of this Agreement to and including the date falling one month before the Termination Date;

“Available Facility” means the Commitment minus:

(i)                                     the amount of any outstanding Loans; and

(ii)                                  in relation to any proposed Utilisation, the amount of any Loans that are due to be made on or before the proposed Utilisation Date (other than any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date).

“Break Costs” means the amount (if any) by which:

(i)                                     the interest which the Lender should have received for the period from the date of receipt of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period, exceeds:

(ii)                                  the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London inter-bank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London;

“Change of Control” means any event or circumstance whereby 50% or more of the equity share capital of the Borrower becomes beneficially owned by any one person or any group of persons acting in concert (not being Sir David Barclay or Sir Frederick Barclay, their respective heirs or successors or any company controlled by such person);

“Commitment” means £285,000,000, to the extent not cancelled or reduced under this Agreement;

“Default” means any Event of Default or Potential Event of Default;

“Encumbrance” includes any mortgage, charge, assignment by way of security, hypothecation, pledge, lien, security interest, title retention, preferential right or trust arrangement or any other security agreement or arrangement having the effect of security;

“Event of Default” means any event or circumstance specified as such in clause 21;

“Facility” means the revolving credit facility made available under this Agreement;

“Flotation” means:

(i)                                     the inclusion of any part of the share capital of the Borrower or any other Group Company on a market for listed securities operated by (a) the London Stock Exchange plc (together with the inclusion of such shares on the Official List of the UK Listing Authority) and/or (b) on any other exchange or market for listed securities; or

(ii)                                  the grant of permission to deal in such shares in the Alternative Investment Market of the London Stock Exchange plc or in or on any other exchange or market for listed securities;

“Group” means, at any time, the Borrower and its Subsidiaries at such time (each a Group Company”);

“Guarantee” means the joint and several personal guarantee executed by Sir Frederick Barclay and Sir David Barclay (each a “Guarantor”);

“Holding Company” means, in relation to a company or corporation at any time, any other company or corporation in respect of which it is a Subsidiary at such time;

“Interest Period” means, in relation to a Loan, each period determined in accordance with clause 10 and, in relation to an Unpaid Sum, each period determined in accordance with clause 9.3;

“LIBOR” means, in respect of a Loan or an Unpaid Sum for a particular period:

(i)                                     the applicable Screen Rate; and

(ii)                                  if no Screen Rate is available for the period, the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest four decimal places) of the rates (supplied to the Lender) quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00am on the first day of such period for the offering of deposits for the relevant period;

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of such loan;

“Mandatory Cost” means the percentage rate per annum calculated by the Lender (which, on the date of this Agreement, shall be in accordance with schedule 3);

“Margin” means two per cent (2%) per annum;

“Market Disruption Event” means any event or circumstance affecting the London inter-bank market generally, whereby adequate and fair means do not exist for ascertaining LIBOR applicable to a Loan or an Unpaid Sum for an Interest Period;

“Material Adverse Effect” means any effect, event, circumstance or change which is, in the opinion of the Lender (acting reasonably), materially adverse to the ability of the Borrower to perform any of its material obligations under this Agreement;

“Material Provisions” means the following provisions of this Agreement:

(i)                                     clause 19.1.1(i) and 19.1.1(ii); and

(ii)                                  clause 20,

(each a “Material Provision”);

“Participating Member State” means any member state of the European Communities that adopts or has adopted euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union;

“Party” means a party to this Agreement;

“Potential Event of Default” means any event which, with the giving of notice and/or lapse of time and/or the making of any determination by the Lender, will constitute an Event of Default;

“Qualifying Lender” means a bank which is beneficially entitled to interest in respect of an advance under this Agreement and is:

(i)                                     a company resident in the United Kingdom for United Kingdom tax purposes; or

(ii)                                  a partnership, each member of which is a company resident in the United Kingdom; or

(iii)                               a company not resident in the United Kingdom, but which non-resident company is entitled to the payment of interest and brings it into account in computing its profits chargeable to United Kingdom corporation tax;

“Reference Banks” means HBOS plc and such other bank as is selected by the Lender for such purpose;

“Rollover Loan” means one or more Loans:

(i)                                  made or to be made on the same day that a maturing Loan is due to be repaid; and

(ii)                               the aggregate amount of which is equal to or less than the maturing Loan;

“Sale” means a sale of the whole or a substantial part of the business, assets and undertaking of the Group;

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for the relevant currency and period, which rate is displayed on the appropriate page of Telerate screen.  If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower;

“Subsidiary” means:

(i)                                     a subsidiary as defined in section 736 of the Companies Act 1985; and

(ii)                                 a subsidiary undertaking as defined in section 258 and schedule 10A of the Companies Act 1985;

“Target” means Hollinger Inc, a CBCA company registered in Canada, whose registered office is situate at 10 Toronto Street, Toronto, Ontario, Canada M5C2B7;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or delay in paying any of the same);

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Agreement;

“Termination Date” means the date which falls 18 months after the date of this Agreement;

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under this Agreement;

“Utilisation” means a utilisation of the Facility;

“Utilisation Date” means the date of a Utilisation, being the date on which a Loan is to be made; and

“Utilisation Request” means a notice substantially in the form set out in schedule 2.

2.                                      CONSTRUCTION

2.1                                 Unless a contrary indication appears, any reference in this Agreement to:

(i)                                     “assets” includes present and future properties, revenues and rights of every description;

(ii)                                  the obligations of any person being “enforceable” and “binding” shall be construed subject to the principle that equitable remedies are available at the discretion of the courts, the limitation on enforcement by laws relating to the insolvency, liquidation, administration and other laws affecting the rights of creditors, the time-barring of claims, defences of set-off and counterclaim (save as expressly excluded in this Agreement) and that which the courts hold to be matters of public policy;

(iii)                               this Agreement or any other agreement or instrument is a reference to this Agreement or such other agreement or instrument as amended, varied, supplemented or novated  from time to time;

(iv)                              “financial indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)                                 the “Lender”, the “Borrower” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(vi)                              “net proceeds of disposal” shall, in relation to the disposal by the Borrower of any property or assets, be construed as the proceeds of any such disposal less (i) proper costs incurred to third parties at arm’s length in respect of such disposal and (ii) a proper provision for any Taxes arising as a result of such disposal;

(vii)                           a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(viii)                        a provision of law is a reference to that provision as amended or re-enacted; and

(ix)                                a time of day is a reference to London time.

2.2                                 An Event of Default or, as the case may be, Potential Event of Default is “continuing” if it has not been remedied to the satisfaction of the Lender or waived in writing by the Lender.

THE BORROWER

SIGNED by	) /s/ David Barclay
for and on behalf of PRESS HOLDINGS	) /s/ Frederick Barclay
INTERNATIONAL LIMITED	)

THE LENDER

SIGNED by	)
for and on behalf of THE GOVERNOR AND	)
COMPANY OF THE BANK OF SCOTLAND	) /s/ Andrew Craig
in the presence of:	)

Signature: /s/ John Moran

Name: John Moran

Address: 20 Woodend Drive, Glasgow G13 1QS

Occupation: Bank Official